CONVERTIBLE PROMISSORY NOTE

$4,000,000.00Dated: November 28, 2018

FOR VALUE RECEIVED, the undersigned, Axim Biotechnologies, Inc., a Nevada corporation (“Debtor”), promises to pay to the order of Atlas Sciences, LLC, a Utah limited liability company (“Holder”), at the corporate offices of Holder, or such other place as Holder may designate in writing, the principal amount of Four Million and 00/100 Dollars ($4,000,000), together with interest on the unpaid principal balance from time to time outstanding, computed on the basis of a three hundred sixty (360) day year and compounded on a semi-annual basis at a rate equal to Three and One Half Percent (3.5%) per annum (the “Interest Rate”).

1.Payment of Principal and Interest.  Commencing on the date hereof, interest shall accrue on this Note at the Interest Rate and shall be payable by Debtor on a semi-annual basis beginning on May 1, 2019 and thereafter on the first day of each May and November until the Maturity Date, at which time all principal and interest accrued hereon shall be due and payable. The Maturity Date for this Note shall be November 1, 2021.  All payments made on this Note shall be first applied to interest and then to principal.

2.Prepayment.  Debtor shall not be permitted to prepay the principal amount of this Note, either in whole or in part, without the express written consent of Holder, which consent Holder may withhold in its sole and absolute discretion.

3.Conversion of Note.

(a)Any Holder of this Note has the right, at the Holder's option, at any time prior to payment in full of the principal due on this Note, to convert the principal amount of this Note, in whole or in part, into fully paid and non-assessable shares of Debtor’s common stock ("Common Stock").  The number of shares of Common Stock into which this Note may be converted ("Conversion Shares") shall be determined by dividing the aggregate principal amount being tendered for conversion including interest accrued thereon by the Conversion Price in effect at the time of such conversion. The Conversion Price shall be equal to $1.50 per share of Common Stock, subject to Conversion Price Adjustments as set forth in Section 4.

Notwithstanding the foregoing, Holder shall not be permitted to convert the Note, or portion thereof, if such conversion would result in beneficial ownership by Holder and its affiliates of more than 4.9% of the Debtor’s outstanding Common Stock as of the date of conversion.

(b)If Holder desires to exercise its conversion rights under this Note it may do so by delivering a conversion notice to Debtor in similar form and substance as the conversion notice attached hereto as “Attachment 1” at the Debtor’s principal corporate office.

(c)No fractional shares shall be issued upon conversion. The amount of shares to be issued upon conversion shall be rounded to the nearest whole share amount.

(d)As promptly as practicable after the conversion of this Note, the Debtor at its expense will issue and deliver to Holder of this Note a certificate or certificates for the number of shares of Common Stock issuable upon such conversion.

4.Conversion Price Adjustments.

(a)In case at any time the Common Stock outstanding shall be combined into a lesser number of shares, whether by reclassification or reduction of capital stock, and whether referred to as a “reverse split” or otherwise (a “Share Reduction Event”), then the Conversion Price shall be proportionately increased by multiplying the Conversion Price immediately preceding a Share Reduction Event by the sum of (i) the number of shares of Common Stock outstanding immediately prior to a Share Reduction Event divided by (ii) the number of shares of Common Stock outstanding immediately following such Share Reduction Event.

(b)In case at any time any Common Stock shall be issued, or be deemed to have been issued, as a dividend on outstanding Common Stock or shall be issued upon subdivision, reclassification, recapitalization, whether referred to as a “stock split” or otherwise (a “Share Increase Event”), then the Conversion Price shall be proportionately decreased by multiplying the Conversion Price immediately preceding a Share Increase Event by the sum of (i) the number of shares of Common Stock outstanding immediately prior to a Share Increase Event divided by (ii) the number of shares of Common Stock outstanding immediately following such Share Increase Event.

(c)In the case of a merger or acquisition which results in the retirement of all of Debtor’s Common Stock, this Note shall be convertible into the same type and amount of consideration paid for the Common Stock pursuant to such merger or acquisition, which type and amount of consideration shall be fixed until the maturity of this Note.

5.Event of Default.  Each of the following shall constitute an Event of Default under this Note:

(a) Debtor fails to make any payment when due.

(b)A default by Debtor under any other debt instrument issued by Debtor, provided however, only in the event that Debtor has received a notice from the Holder of such defaulted instrument of indebtedness of its intention to accelerate the debt thereunder.

(c)Upon any assignment by Debtor for the benefit of creditors, or filing by or against Debtor of a petition in bankruptcy, or adjudication of Debtor as bankrupt or insolvent, or filing by or against Debtor of any petition or answer seeking for Debtor any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or filing any answer admitting or failing to deny the material allegations of a petition filed against it for any such relief, or seeking or consenting to or acquiescing in the appointment of any trustee, receiver or liquidator of itself or of all or any substantial part of its properties, or its directors or stockholders taking any action looking to its dissolution or liquidation.

6.Holder's Rights.  Upon an Event of Default, Holder may declare the entire unpaid principal balance on this Note together with interest on any unpaid balance immediately due, without notice, and then Debtor will pay that amount.

If any Event of Default occurs, neither the failure of Holder to promptly exercise its right to declare the outstanding principal of and accrued and unpaid interest on this Note to be immediately due and payable, nor the failure of Holder to exercise any other right or remedy that it may have for default, nor the acceptance by Holder of late payments, nor the failure of Holder to demand strict performance of any obligation of Debtor hereunder, shall constitute a waiver of any such rights while such default continues, nor a waiver of such rights in connection with any future default on the part of Debtor.  Furthermore, acceptance by Holder of partial payments following due acceleration of the indebtedness evidenced hereby shall not constitute a waiver by Holder of the acceleration of such indebtedness.

7.Sale, Assignment or Transfer of Note.  The Holder of this Note may sell, assign, transfer, pledge or hypothecate this Note at any time in Holder’s sole and absolute discretion.

8.Maximum Rate.  All agreements which either are now or which shall become agreements between Debtor and Holder are expressly limited so that in no contingency or event whatever, whether by reason of deferment or advancement of the indebtedness represented by this Note, acceleration of the maturity date of this Note, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the indebtedness evidenced by this Note exceed the maximum amount of interest permissible under applicable law.  If at any time, from any circumstance whatsoever, fulfillment of any provision of this Note or any other agreement between Debtor and Holder shall result in or involve payments or performance which would exceed the maximum legal interest rate, then ipso facto, the obligation to be fulfilled shall be reduced so as not to exceed such maximum legal interest rate.

9.Waiver.  No delay or omission on the part of any holder hereof in exercising any right or option herein given to such holder shall impair such right or option to be considered as a waiver thereof or acquiescence in any default hereunder.  Debtor hereby waives any applicable statute of limitations, presentment, demand for payment, protest and notice of dishonor.

10.Attorney’s Fees.  In the event of any dispute, action, or other proceeding brought by either party against the other under this Note, the prevailing party shall be entitled to recover all costs and expenses incurred in connection with such dispute, action, or other proceeding, including, without limitation, the fees and costs of its attorneys, whether or not such dispute, action, or other proceeding proceeds to formal resolution or judgment.

11.Cumulative.  Holder's rights and remedies under this Note and applicable law shall be cumulative and not in the alternative.

12.Governing Law and Venue.  This Note is and shall be governed by and construed and enforced in accordance with the laws of the State of California without application of conflict of laws principles. Sole and proper venue and jurisdiction for any dispute arising out of or relating to this Note shall be San Diego County Superior Court in San Diego, California.

13.Successors.  The provisions of this Note shall inure to the benefit of Holder's successors and assigns, and are binding on Debtor's successors.

14.Time of Essence.  Time is of the essence under this Note.

15.Severability.  Should any one or more of the provisions of this Note be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Note and shall not affect the validity or enforceability of the remaining provisions.

IN WITNESS WHEREOF the parties have entered into this Convertible Promissory Note as of the date first above written.

DEBTOR:HOLDER:

Axim Biotechnologies, Inc.Atlas Sciences, LLC,

a Nevada Corporationa Utah limited liability company

By:/s/ Robert T. Malasek                      By:/s/ John M. Fife

Robert T. Malasek, CFOJohn M. Fife, President

ATTACHMENT 1

CONVERSION NOTICE

Axim Biotechnologies, Inc.Date: ____________

Attn: Robert T. Malasek, CFO

CONVERSION NOTICE

Holder hereby gives notice to Axim Biotechnologies, Inc., a Nevada corporation (the “Company”), pursuant to that certain Convertible Promissory Note, face value $4,000,000, dated November 28, 2018, made by the Company in favor of Holder (the “Note”), that Holder elects to convert the portion of the Note balance set forth below into fully paid and non-assessable shares of the Company’s regular common stock as of the date of conversion specified below.  Said conversion shall be based on the Conversion Price set forth below.

A.Date of conversion: _____________________________

B.Conversion Amount: ____________________________

C.Conversion Price: _______________________________

D.Conversion Shares: ______________________________ (B divided by C)

E.Remaining Outstanding Balance of Note: $_______________________ including interest accrued thereon of $_______________ as of the date of this Conversion Notice.

Sincerely,

ATLAS SCIENCES, LLC

__________________________

John M. Fife, President